Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2021 (except for Note 10 and Note 12, as to which the date is May 14, 2021), with respect to the financial statements of Bird Rides, Inc. and our report dated May 14, 2021, with respect to the balance sheet of Bird Global, Inc. in the Registration Statement (Form S-1) and related Prospectus of Bird Global, Inc. for the registration of shares of its Class A common stock and warrants to purchase shares of Class A common stock.

Los Angeles, California

November 16, 2021